[   ] 2011

Matter No.:893822
Doc Ref: RJH/3740908
Tel. No.: 852 2842 9530
E-mail: Richard.Hall@conyersdill.com

Chardan Metropol Acquisition Corp.
Commerce House, Wickhams Cay 1
P. O. Box 3140, Road Town,Tortola
British Virgin IslandsVG1110

Attention : The directors

Dear Sirs,

Re: Chardan Metropol Acquisition Corp. (the “Company”)

We have acted as special British Virgin Islands legal counsel to the Company in connection with the initial public offering (the “IPO”) of (i) 4,000,000 units (the “Units”), with each Unit consisting of one callable series A share par value US$0.0001 each (the “Series A Shares”) and one redeemable warrant (the “Warrants”) to purchase one ordinary share of par value US$0.0001 each (the “Ordinary Shares”) to the underwriters for whom Chardan Capital Markets, LLC (the “Representative”) is acting as representative (collectively, the “Underwriters”); (ii) up to 600,000 Units (the “Over-Allotment Units”) which the Underwriters will have a right to purchase from the Company to cover over-allotments, if any, (iii) 4,600,000 Series A Shares included in the Units and the Over-Allotment Units; (iv) 4,600,000 Warrants included in the Units and the Over-Allotment Units; (v) 4,600,000 Ordinary Shares underlying the Warrants included in the Units and the Over-Allotment Units; (vi) 4,600,000 callable series B share of par value US$0.0001 each (the “Series B Shares”) issuable upon automatic conversion of the Series A Shares; and (vii) 4,600,000 Ordinary Shares issuable upon automatic conversion of the Series B Shares, each as described in the prospectus contained in the Company's registration statement on Form F-1, as amended to date (the “Registration Statement”) originally filed by the Company under the United States Securities Act 1933 (the “Securities Act”) with the United States Securities and Exchange Commission (the “Commission”) on or about [    ] 2012.

For the purposes of giving this opinion, we have examined and relied upon copies of the following documents:

(i)	the Registration Statement filed by the Company under the Securities Act with the Commission as amended;

(ii)	the prospectus (the “Prospectus”) contained in the Registration Statement;

(iii)	a draft of the unit certificate constituting the Units (the “Unit Certificate”); and

(iv)	a draft of the warrant certificate constituting the Warrants (the “Warrant Certificate”).

The documents listed in items (i) through (iv) above are herein sometimes collectively referred to as the “Documents” (which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

We have also reviewed the amended and restated memorandum of association and the amended and restated articles of association of the Company, as obtained from the Registrar of Corporate Affairs on [   ] 2012 (the “A&R M&As”), resolutions in writing signed by all the directors of the Company and dated [    ] 2012 and resolutions in writing signed by all the members of the Company and dated [    ] 2012 (the “Resolutions”), and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) the accuracy and completeness of all factual representations made in the Registration Statement, the Documents and other documents reviewed by us, and (c) that, upon the issue of any Ordinary Shares by the Company, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the British Virgin Islands. This opinion is to be governed by and construed in accordance with the laws of the British Virgin Islands and is limited to and is given on the basis of the current law and practice in the British Virgin Islands. This opinion is issued solely for the purposes of the filing of the Registration Statement and the offering of the Units by the Company in the IPO.

“Non-assessability” is not a legal concept under British Virgin Islands law, but when we describe the Ordinary Shares as being “non-assessable” we mean, subject to any contrary provision in any agreement between the Company and any one of its members holding any of the Units, Subunits, Warrants or Ordinary Shares (but only with respect to such member), that no further sums are payable with respect to the issue of such Ordinary Shares and no member shall be bound by an alteration in the memorandum and articles of association after the date upon which it became a member if and so far as the alteration requires such member to take or subscribe for additional Ordinary Shares or in any way increases its liability to contribute to the share capital of, or otherwise pay money to, the Company.

On the basis of and subject to the foregoing we are of the opinion that:

1.	The Company is duly incorporated and existing under the laws of the British Virgin Islands in good standing (meaning solely that it has not failed to make any filing with any British Virgin Islands governmental authority or to pay any British Virgin Islands government fee or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of the British Virgin Islands).

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2.	When issued and paid for as contemplated by the Registration Statement, the Units, the Over-Allotment Units, and the Warrants, all Series A Shares and Ordinary Shares will be validly issued, fully paid and non-assessable.

3.	When issued and paid for as contemplated by the Registration Statement and the A&R M&As, (i) the Series B Shares issuable on automatic conversion of the Series A Shares, and (ii) the Ordinary Shares issuable on the automatic consolidation and/or re-designation of the Series A Shares and the Series B Shares, will, in each case, be validly issued fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving such consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

Conyers Dill & Pearman

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